As filed with the Securities and Exchange Commission on March 16, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REALNETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-1628146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2601 Elliott Avenue, Suite 1000	98121
Seattle, Washington	(Zip Code)
(Address of principal executive offices)

REALNETWORKS, INC. 2007 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

TRACY D. DAW

CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

REALNETWORKS, INC.

2601 Elliott Avenue, Suite 1000

Seattle, Washington 98121

(Name and address of agent for service)

(206) 674-2700

(Telephone number, including area code, of agent for service)

Copies of all communications should be sent to:

PATRICK J. SCHULTHEIS, ESQ.

WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

(206) 883-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $.001 per share, together with associated common stock purchase rights, under the RealNetworks, Inc.:
2007 Employee Stock Purchase Plan, as amended and restated	2,000,000	$3.64	$7,280,000	$845.21
Total:	2,000,000	$3.64	$7,280,000	$845.21

(1)	Together with (i) an indeterminate number of shares of Common Stock that may become issuable under the RealNetworks, Inc. 2007 Employee Stock Purchase Plan, as amended and restated (the “2007 Plan”), as a result of the adjustment provisions therein, and (ii) if any interests in the 2007 Plan constitute separate securities required to be registered under the Securities Act of 1933, as amended (the “Securities Act”), then, pursuant to Rule 416(c), an indeterminate amount of such interests to be offered or sold pursuant to the 2007 Plan.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act whereby the per share price is the average between the high and low sales price reported on the Nasdaq Global Select Market on March 11, 2011, which average was $3.64.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities and Exchange Commission (the “Commission”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 16, 2011, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(c) The description of the Registrant’s Common Stock set forth in the Registration Statement on Form 8-A, filed with the Commission on September 26, 1997, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all of the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Not required.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The registrant’s Restated Articles of Incorporation and Amended and Restated Bylaws provide for indemnification of the registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The registrant’s Amended and Restated Articles of Incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the registrant and its shareholders. The registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the registrant’s officers and directors with indemnification to the maximum extent permitted by the WBCA.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description

4.1	RealNetworks, Inc. 2007 Employee Stock Purchase Plan, as amended and restated (incorporated by reference from Exhibit 10.10 to RealNetworks’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)

Item 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses a(1)(i) and a(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registratnt pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 16, 2011.

REALNETWORKS, INC.

By:	/s/ Michael Eggers
Michael Eggers Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Kimball and Michael Eggers, and each of them acting individually, as such person’s attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 16th day of March, 2011.

Signature	Title

/s/ Robert Kimball Robert Kimball	President and Chief Executive Officer (Principal Executive Officer)

/s/ Michael Eggers Michael Eggers	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Robert Glaser Robert Glaser	Chairman of the Board of Directors

/s/ Eric A. Benhamou Eric A. Benhamou	Director

/s/ Edward Bleier Edward Bleier	Director

/s/ Pradeep Jotwani Pradeep Jotwani	Director

/s/ Jonathan D. Klein Jonathan D. Klein	Director

/s/ Kalpana Raina Kalpana Raina	Director

/s/ Janice Roberts Janice Roberts	Director

/s/ Dominique Trempont Dominique Trempont	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	RealNetworks, Inc. 2007 Employee Stock Purchase Plan, as amended and restated (incorporated by reference from Exhibit 10.10 to RealNetworks’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)